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                                                                     EXHIBIT (m)

                             EXCELSIOR FUNDS, INC.

                               DISTRIBUTION PLAN
                               -----------------

                               November 19, 1999


     This Distribution Plan (the "Plan") was adopted by the Board of Directors of Excelsior Funds, Inc. (the "Company") in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "Act") on November 19, 1999.


     Section 1.  Payments. The Company may compensate its Distributor (or any
     ---------   --------
other person) for services relating to the offering and sale of the Advisor Shares Class of each of the Company's Value and Restructuring, Blended Equity, Large Cap and Intermediate-Term Managed Income Funds (all such shares, hereinafter called "Advisor Shares" and all such Funds hereinafter called "Funds"). Payments by the Company under the Plan will be calculated daily and paid monthly at a rate or rates set from time to time by the Company's Board of Directors, provided that no rate set by the Board for any Fund may exceed the annual rate of .25% of the average daily net asset value of Advisor Shares of such Fund. For purposes of determining the compensation payable under the Plan, the net asset value of the outstanding Advisor Shares of the respective Fund shall be computed in the manner specified in the Company's prospectuses and statements of additional information for such Advisor Shares.

     Section 2.  Payments Under the Plan. Payments to the Distributor under
     ---------   -----------------------
Section 1 of the Plan will be to compensate the Distributor for its services which are intended to result in the sale of the Advisor Shares. Such amounts may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of the Advisor Shares, including, without limitation: (a) direct out-of-pocket promotional expenses incurred by the Distributor in connection with the advertising and marketing of Advisor Shares; and (b) payments to one or more securities dealers, financial institutions or other industry professionals and financial intermediaries, such as but not limited to investment advisers, accountants and estate planning firms, including affiliates of the Distributor (severally, a "Distribution Organization") for distribution assistance. As used herein, "direct out-of-pocket promotional expenses" include without limitation amounts spent by the Distributor in connection with advertising via radio, television, newspapers, magazines and otherwise; preparing, printing and mailing sales materials, brochures and prospectuses (except for prospectuses used for regulatory purposes or for distribution to existing shareholders); and other out-of-pocket expenses incurred in connection with the promotion of the Advisor Shares.

     Payments made by a particular Fund must be for distribution services rendered for or on behalf of such Fund. However, joint distribution financing with respect to Advisor Shares of the Funds (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in
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accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time.

     Section 3.  Reports of Distributor. So long as the Plan is in effect, the
     ---------   ----------------------
Distributor shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

     Section 4.  Approval of Plan. The Plan will become effective immediately,
     ---------   ----------------
as to any series of Advisor Shares, upon its approval by a majority of the Board of Directors, including a majority of the Directors who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

     Section 5.  Continuance of Plan. The Plan shall continue in effect for so
     ---------   -------------------
long as its continuance is specifically approved at least annually by the Company's Board of Directors in the manner described in Section 4.

     Section 6.  Amendments. The Plan may be amended at any time by the Board of
     ---------   ----------
Directors provided that (a) any amendment to increase materially the costs which any series of Advisor Shares may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding Advisor Shares of such series, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 4 hereof.

     Section 7.  Termination. The Plan is terminable, as to any series of
     ---------   -----------
Advisor Shares, without penalty at any time by (a) a vote of a majority of the Directors who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or
(b) a vote of a majority of the outstanding Advisor Shares of such series.

     Section 8.  Selection/Nomination of Directors. While this Plan is in
     ---------   ---------------------------------
effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the Act) of the Company shall be committed to the discretion of such non-interested Directors.

     Section 9.  Miscellaneous. The captions in this Agreement are included for
     ---------   -------------
convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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

     Adopted by the Board of Directors of Excelsior Funds, Inc. on November 19, 1999.

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

                            DISTRIBUTION AGREEMENT


Gentlemen:

     We wish to enter into this Distribution Agreement ("Agreement") with you concerning the provision of distribution services in connection with the Advisor Shares Class ("Advisor Shares") of the Value and Restructuring, Blended Equity, Large Cap and Intermediate Term Managed Income Funds offered by Excelsior Funds, Inc. (the "Company"), of which we are the principal underwriter as defined in the Investment Company Act of 1940 (the "Act") and the exclusive agent for the continuous distribution of said Advisor Shares.

     The terms and conditions of this Agreement are as follows:

          Section 1. You agree to provide reasonable assistance in connection with the distribution of Advisor Shares to your Clients as requested from time to time by us, which assistance may include without limitation forwarding sales literature and advertising provided by us for Clients, and such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

          Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

          Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Advisor Shares except those contained in the Company's applicable prospectuses and statements of additional information for the Advisor Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

          Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us or the Company in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless and the Company harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer of registration of Advisor Shares (or orders relating to the same) by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

          Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of .25% of the average daily net asset value of the Advisor Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record (the "Clients' Advisor Shares"), which fee will be computed daily and payable monthly. For purposes of determining
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the fees payable under this Section 5, the average daily net asset value of the
Clients' Advisor Shares will be computed in the manner specified in the Company's Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of the particular Advisor Shares involved for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Advisor Shares, including the sale of Advisor Shares for the account of any Client or Clients.

          Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to us and the Company, and the Company's Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to the Company's Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

          Section 7. We may enter into other similar Agreements with any other person or persons without your consent.

          Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that this Agreement has been entered into pursuant to Rule 12b-1 under the Act, and is subject to the provisions of said Rule, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission.

          Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until _____, 2000 and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by the Company in the manner described in Section 12. This Agreement is terminable with respect to any series of Advisor Shares, without penalty, at any time by the Company (which termination may be by a vote of a majority of the Disinterested Directors as defined in Section 12 or by vote of the holders of a majority of the outstanding Advisor Shares of such series) or by us or you upon notice to the other party hereto. This Agreement will also terminate automatically in the event of its assignment (as defined in the Act).

          Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

          Section 11. This Agreement will be construed in accordance with the laws of the State of Maryland.

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          Section 12.  This Agreement has been approved by vote of a majority of
(i) the Company's Board of Directors and (ii) those Directors of the Company who are not "interested persons" (as defined in the Act) of the Company and have no direct or indirect financial interest in the operation of the Distribution Plan adopted by the Company regarding the provision of distribution services in connection with the Advisor Shares or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval ("Disinterested Directors").

     If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following address: Edgewood Services Inc., 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237-5829.


                                        Very truly,

                                        EDGEWOOD SERVICES, INC.



Date:                                   By:_____________________________
                                        Name:___________________________
                                        Title:__________________________


                                        Accepted and Agreed to:
                                        [Distribution Organization]


                                        Name: __________________________
Date: ________________                  Title:__________________________


Address of Distribution                 ________________________________
Organization                            ________________________________
                                        ________________________________

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